Exhibit 10.1

SUPPORT AGREEMENT

This Support Agreement ("Agreement"), entered into as of November 14, 2013, is made by and among Innotrac Corporation ("INOC"), Mark E. Dottore, as the Court appointed Receiver for all assets of any kind of IPOF L.P., IPOF Fund, IPOF Fund II, L.P. (which are collectively referred to as the "IPOF Fund") acting for and on behalf of the IPOF Fund, and Blue Eagle Holdings, L.P., a Delaware limited partnership (“Parent”). The IPOF Fund, INOC and Parent are collectively referred to herein as the "Parties."

RECITALS

A.       In November 2005, persons comprising all IPOF Fund limited partner/investors filed or subsequently joined as plaintiffs in an action captioned Sheldon Gordon, et al. v. David Dadante, et al., Case No. 1:05 CV 2726, in the United States District Court for the Northern District of Ohio (the "Receivership Action").

B.       Mark E. Dottore (the "Receiver") was by Orders in the Receivership Action entered November 23, 2005 and December 1, 2005 as supplemented by an Order entered October 6, 2006, duly appointed as the Receiver for all assets of any kind of the IPOF Fund (the "Receivership Estate"), and was invested by the Court with the power to administer the Receivership Estate with the same rights and powers as a general partner in a limited partnership pursuant to the law of Ohio.

C.       Assets of the IPOF Fund for which Dottore is the Receiver include 4,321,771 shares of common stock of INOC (the “Investor Shares”), representing approximately 32.6% of the total shares outstanding.

D.       In addition to the Receivership Action there were other actions pending in the United States District Court for the Northern District of Ohio captioned Amantea v. Innotrac, et al., Case No. 07 CV 03542 (the "Amantea Action"), and Small v. Regalbuto, Case No.1:06 CV 01721 (the "Small Action"), in which certain IPOF Fund limited partners/investors sought to assert individual claims against INOC and certain of its current and former officers and directors. Both the Amantea Action and the Small Action have been dismissed by the Court.

E.       Immediately following the execution and delivery of this Agreement, Parent, INOC, and Blue Eagle Acquisition Sub, Inc., a Georgia corporation and a wholly-owned subsidiary of Parent (“Purchaser”), will enter an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”).

F.       On the terms and subject to the conditions set forth in the Merger Agreement, (i) Purchaser will commence a tender offer to purchase (the “Offer”) all of the issued and outstanding shares of common stock of INOC at an offer price of $8.20 per share (the “Consideration”) payable in cash, and (ii) following the consummation of the Offer, Purchaser will merge with and into INOC (the “Merger”), with INOC continuing as the surviving corporation, whereby each issued and outstanding share of common stock (other than Excluded Shares, as defined in the Merger Agreement) will be converted into the right to receive the same Consideration per share payable in cash.

G.      The Board of Directors of INOC (the “Board”) formed a standing committee of the Board consisting only of independent and disinterested members of the Board, for the purpose of evaluating strategic opportunities and alternatives for INOC (the “Committee”);

H.      The Committee evaluated and made a unanimous recommendation to the full Board to approve the execution, delivery and performance of the Merger Agreement, the Offer and the Merger;

I.        The Board, acting upon the unanimous recommendation of the Committee, and on the terms and subject to the conditions set forth in the Merger Agreement, has unanimously (other than Scott D. Dorfman, who recused himself) (i) determined that it is in the best interests of INOC and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance by INOC of the Merger Agreement and the Offer and the Merger and (iii) resolved to recommend that the shareholders of INOC accept the Offer and tender their shares of common stock to Purchaser in the Offer;

J.       The Parties each believe that the terms of the Merger Agreement are in the best interests of INOC and the IPOF Fund, and will provide the IPOF Fund with fair value for its shares of INOC.

K.      The Parties are entering into this Agreement in conjunction with the Merger Agreement.

L.       This Settlement Agreement is subject to approvals by the United States District Court for the Northern District of Ohio in the Receivership Action, and such determinations or findings the Court deems necessary or appropriate to effectuate the Agreement ("Court Approval"), as well as issuing certain ancillary orders as provided herein.

NOW THEREFORE, the Parties, for the consideration recited and as set forth herein, and, subject to Court Approval, intending to be legally bound, hereby agree as follows:

1.          Tender of Innotrac Stock. Subject to the Court Approval described herein, the Receiver and the IPOF Fund agree that the Receiver and the IPOF Fund shall tender all of the Investor Shares in the Offer and thereby receive in the Offer the same Consideration per share to be paid to all other INOC shareholders pursuant to the Merger Agreement. The Receiver shall receive the IPOF Fund's share of the Consideration with respect to the Investor Shares directly from the Purchaser, as provided in the Merger Agreement. The Parties agree that the Consideration per share provided for in the Agreement is a fair and equitable price for INOC shares and it is in the best interests of all INOC shareholders to tender INOC shares to the Purchaser and otherwise support the Offer and the Merger. The purchase of INOC shares for an amount equal to the Consideration per share is a material term of this Agreement and this Agreement will be of no further effect if the terms of the Merger Agreement are not consummated for any reason.

2.          Court Approval. Within one day of the execution of this Agreement, the Receiver will file a motion in the Receivership Action that will include a request for immediate conditional approval and for final approval from the Court regarding the matters described in Section 3 below. The Parties agree that obtaining said conditional approval and final approval is a material term of this Agreement and the Merger Agreement. The Receiver shall exercise his best efforts to obtain conditional approval as provided herein no later than two days after the filing of the motion seeking approval of this Agreement. Final approval shall be subject to such orders the Court may issue and on a schedule to be determined by the Court. The Parties agree to file such motions and briefs and to present such arguments and otherwise use their reasonable best efforts to take any and all such further actions as may be necessary or appropriate to support this Agreement, the Merger Agreement and to obtain Court Approval.

4.          Conditions. It is a condition to the effectiveness of Sections 1 through 3 and 5 through 6 of this Agreement, that: (i) the Court grant conditional and final approval of this Agreement, (ii) the Court grant conditional and final approval of the sale of the Investor Shares pursuant to the Merger Agreement, and (iii) the Court issue the Bar Order in the form attached as Exhibit A.

5.          Receivership Account and Conditions for Distribution of Funds. The Consideration to be received by the Receiver from the sale of the Investor Shares in the Offer pursuant to the Merger Agreement shall be held in the IPOF Fund Receivership account for the benefit of the limited partners/investors and potential creditors of the IPOF Fund. None of the Consideration is to be distributed by the Receiver to any person or entity absent further order of Court and unless and until all of the following conditions are satisfied:

(a)	Such person has executed, with such execution witnessed by a Notary Public, and delivered a release in the form of Exhibit B for the benefit of INOC and its direct or indirect subsidiaries, parents, successors and other affiliates, and their respective past, present and future officers, directors, shareholders, affiliates, employees, agents and representatives, and their respective successors, predecessors, heirs and assigns and attorneys (collectively, the "INOC Released Parties"), and the Purchaser and its direct or indirect subsidiaries, parents, successors and other affiliates, and their respective past, present and future officers, directors, shareholders, affiliates, employees, agents and representatives, and their respective successors, predecessors, heirs and assigns and attorneys (collectively, the "Purchaser Released Parties"), and the Receiver;

(b)	The release and distribution has been approved by the Court as part of the Court's approval of the terms of this Agreement and such plan of distribution and determination of rightful claims by the Receiver has been approved by the Court;

(c)	The Court has issued final orders pursuant to Fed. R. Civ. P. 54(b) with respect to the Court's approval of the terms of this Agreement and such plan of distribution; and

(d)	The Bar Order referenced in Section 4(iii) above remains in effect.

6.          Receiver's Reporting on Distribution of Funds. The Receiver shall provide the following reports related to the distribution of the Consideration:

(a)      Within two (2) days of the execution of this Agreement, the Receiver shall provide to INOC and Purchaser a written report identifying: (i) each IPOF Fund limited partner or investor, and (ii) the amount of each limited partner's or investor's aggregate capital contribution to the IPOF Fund (prior to any distributions or recoveries).

(b)      Upon any distribution of the Consideration under the terms of Section 5(a) through (d) of this Agreement, the Receiver shall provide to INOC and Purchaser a copy of the release in the form of Exhibit B hereto executed by the IPOF Fund limited partner or investor and a written report identifying the amount distributed to such IPOF Fund limited partner or investor.

7.          Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Investor Shares. All rights, ownership and economic benefits of and relating to the Investor Shares shall remain vested in and belong to the IPOF Fund, and, subject to the obligations of the IPOF Fund under this Agreement, Parent shall have no authority to direct the IPOF Fund in the voting or disposition of any of the Investor Shares.

8.          Termination. This Agreement shall terminate, without further action by any of the Parties, and none of the Parties shall have any rights or obligations under this Agreement, immediately upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of all of the Parties, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Special Committee of the Board effecting a Company Adverse Recommendation Change (as defined in the Merger Agreement), and (iv) the Effective Time of the Merger.

9.          Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any person, other than the parties hereto.

9.          Attorneys' Fees and Costs. Each Party shall bear its own costs and attorneys' fees incurred in the Receivership, Small and Amantea Actions, and in performing its covenants under this Agreement. This paragraph shall not be construed to preclude the INOC Released Parties or the Purchaser Released Parties from seeking to recover their reasonable attorneys' fees and expenses from any other person, either in the Receivership, Small and Amantea Actions or any other case, including the individual plaintiffs in those cases, pursuant to Fed. R. Civ. P. 11 or otherwise, if an INOC Released Party or Purchaser Released Party is forced to file motions or briefs or to take other action to enforce or to defend this Agreement or to have the claims against the INOC Released Parties or the Purchaser Released Parties in the Receivership, Small or Amantea Actions or other cases dismissed. The Receiver agrees that he shall take and bear the expense of any and all actions as is reasonably necessary or appropriate to obtain and enforce the Bar Order as provided in Sections 4 and 5 above.

10.        Continuing Jurisdiction. The United States District Court for the Northern District of Ohio shall retain jurisdiction to enforce this Agreement and any disputes or other claims and/or cases that relate to or involve this Agreement.

11.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to the conflicts of law principles thereof.

12.        Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between and among the Parties regarding the claims and matters discussed herein. Except as expressly set forth in this Agreement, there are no representations, warranties, or endorsements, whether oral, written, expressed or implied, that in any way affect or condition the validity of this Agreement or any of its conditions or terms. Any other provisions of this Agreement to the contrary notwithstanding, this Agreement may be modified only by a writing signed by all Parties and this provision cannot be orally waived.

13.        Severability. If any term, condition or provision contained herein shall contravene or be invalid under applicable law, such contravention or invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as not containing the particular term and condition or provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

14.        Representations. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims against each other. Each Party acknowledges that:

(a)          It has read this Agreement;

(b)          It has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice;

(c)          It understands the terms and conditions, provisions, and consequences of this Agreement and of the agreements it contains; and

(d)          It is fully aware of the legal and binding effect of this Agreement.

15.        Assignment. This Agreement shall not be assigned by any party without the prior written consent of all other parties. This Agreement shall be binding on, enforceable by and inure to the benefit of, each of the parties and their successors or assigns, provided that no assignment shall release the assignor from its obligations under the Agreement unless the other parties agree in writing to such release.

16.        Authority. Each person executing this Agreement on behalf of any other person or persons hereby warrants that it has full authority to do so.

17.        Facsimile Signatures. Execution of this Agreement may be by facsimile signature which shall be deemed to constitute an original.

18.        Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the respective dates set forth below.

Dated: November 14, 2013	INNOTRAC CORPORATION

By:	/s/ Stephen Keaveney

Its:	Stephen Keaveney, Chief Financial Officer

Dated: November 14, 2013	IPOF FUND, L.P., IPOF Fund, IPOF Fund II,
GSI and GSGI

By:	/s/ Mark E. Dottore
Mark E. Dottore, Receiver

Dated: November 14, 2013	BLUE EAGLE HOLDINGS, L.P.

By:	/s/ Merrick Elfman
Its:	Merrick Elfman, President

Exhibit "A" to Support Agreement

Dated November 14, 2013

IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF OHIO
Eastern Division

SHELDON GORDON, et al.,	Case No. 1:05CV2726

Plaintiffs,	Judge Christopher Boyko

v.

DAVID DADANTE, et al.

Defendants.

MARK SMALL, et al.,	Case No. 1:06CV1721

Plaintiffs,	Judge Christopher Boyko

v.

FRANK REGALBUTO, et al.

Defendants.

NANCY AMANTEA, et al.,	Case No. 1:07CV3542,

Plaintiffs,	Judge Christopher Boyko

v.

INNOTRAC, INC., et al.

Defendants.

BAR ORDER, PERMANENT INJUNCTION AND DISMISSAL OF CLAIMS

WHEREAS, on November _________, 2013, Mark E. Dottore, Receiver ("Receiver"), filed a motion (the "Motion") seeking a judicial determination that in connection with a proposed support agreement among Innotrac Corporation ("INOC"), IPOF Fund, L.P. ("IPOF") and Blue Eagle Holdings, L.P., a Delaware limited partnership, in the above-captioned action Case No. 1:05CV2726 (the "Receivership Action"): (i) an order should issue dismissing any and all claims, counterclaims, crossclaims and third-party complaints against INOC and certain of its officers named as defendants (the "INOC Defendants") pending in the Receivership Litigation or formerly pending in the cases captioned Amantea v. Innotrac, et al., Case No. 07 CV 03542 (the "Amantea Action"), and Small v. Regalbuto, Case No.1:06 CV 01721 (the "Small Action"), which were previously dismissed without prejudice; and (ii) an order should issue barring and enjoining any and all present and future claims against the persons and entities defined herein as the "INOC Released Parties," whether for indemnity, contribution, or otherwise, arising out of, in connection with, or in any way related to the Receivership Action, the Amantea Action, the Small Action, or the allegations therein; and

WHEREAS, due and proper notice of the Motion and the hearing held in connection with the Motion on _______, 2013 (the "Hearing") has been given to all interested persons, and the Court has considered the papers filed by Receiver in support of its Motion, and all objections to the Motion whether filed with the Court or presented at the Hearing, and such other and further evidence and argument as was presented at the Hearing.

NOW, THEREFORE, it is hereby ordered that:

I.      For purposes of this Order, the term "INOC Released Parties" refers to INOC, Scott Dorfman, David L. Gansey, David Ellin, Larry C. Hanger, Robert Toner, Jr., and INOC's direct or indirect subsidiaries, parents, successors and other affiliates, and their respective past, present and future officers, directors, shareholders, affiliates, employees, agents and representatives, and their respective successors, predecessors, heirs and assigns and attorneys, and each of them. The successors of Innotrac Corporation included in the term "INOC Released Parties" shall include Blue Eagle Acquisition Sub, Inc. (“Purchaser”) and its direct or indirect subsidiaries, parents, successors and other affiliates, and their respective past, present and future officers, directors, shareholders, affiliates, employees, agents and representatives, and their respective successors, predecessors, heirs and assigns and attorneys.

II      For purposes of this Order, the term "IPOF" refers to IPOF L.P., IPOF Fund, IPOF Fund II, L.P., (which are collectively referred to as "IPOF") and their respective direct or indirect subsidiaries, parents and other affiliates, all general and limited partners and investors, and their respective past, present and future employees, officers, directors, successors, predecessors, heirs and assigns and attorneys, and each of them.

III.      For purposes of this Order, the term "Receiver" refers to Mark E. Dottore, in his capacity as Receiver of IPOF.

IV.      For purposes of this Order, the term "Non-Settling Parties" refers to:

A.	all plaintiffs, defendants, counter-defendants, cross-defendants and third-party defendants, other than the INOC Released Parties, in the Receivership, Small and Amantea Actions; and

B.	any other person or entity that directly or through his/her/its counsel has been served with notice of the hearing on the Motion.

V.      Each of the Non-Settling Parties is hereby permanently barred, enjoined and restrained from continuing, commencing, prosecuting, or asserting any claim against the INOC Released Parties arising out of the facts or circumstances alleged in the Receivership, Small or Amantea Actions or arising out of or relating in any way to the purchase or ownership of INOC stock by the IPOF Fund or any other entity created by, maintained by, or relating in any way to David Dadante, or the trading in, granting or exercising of options in, or alleged manipulation of INOC stock.

VI.      The INOC Released Parties are hereby permanently barred, enjoined and restrained from commencing, prosecuting, or asserting any claim for indemnity or contribution for INOC's liability to IPOF, or any similar claim where the injury to INOC is INOC's liability to IPOF, against the Non-Settling Parties, arising out of or relating to the claims or allegations in the Receivership, Small or Amantea Actions.

VII.    It is the Judgment of the Court that all claims against the INOC Released Parties in the Receivership, Small and Amantea Actions are hereby dismissed with prejudice.

VIII.    Any judgment obtained by the Receiver or IPOF against any of the Non-Settling Parties, or any party other than the INOC Released Parties, shall be reduced in accordance with applicable law.

IX.      Neither the support agreement, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, nor any of the documents or statements referred to therein shall be:

A.	construed as or deemed in any judicial, administrative, arbitration or other type of proceeding to be evidence of a presumption, concession, or an admission by the INOC Released Parties of the truth of any fact alleged or the validity of any claim that has been, could have been, or in the future might be asserted in the Receivership, Small or Amantea Actions; or

B.	construed as a concession or an admission by the INOC Released Parties that IPOF has suffered any damage.

X.       The Court shall have and retain jurisdiction over the parties for all matters related to the administration, interpretation, effectuation, or enforcement of this Order, the support agreement among INOC, IPOF and Parent and any related disputes.

XI.      There is no just reason for delay in the entry of final judgment as to the INOC Released Parties, and the Court hereby directs the clerk to enter judgment dismissing with prejudice all claims against the INOC Defendants, specifically including INOC, Scott Dorfman, David L. Gansey, David Ellin, Larry C. Hanger and Robert Toner, Jr. pursuant to Rule 54(b) of the Federal Rules of Civil Procedure.

XII.     The clerk shall promptly serve copies of this Order upon all parties to this Action.

XIII.    The Receiver shall promptly serve all other persons whom he believes may be subject to any provision of this Order, and shall, within thirty (30) calendar days from the date of entry of this Order, submit to this Court an affidavit identifying the name, address, date of service, and manner of service of each such Person he served with a copy of this Order in compliance with this provision.

JUDGE CHRISTOPHER A. BOYKO	DATE

Exhibit "B" to Support Agreement

dated November 14, 2013

ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT_____________, an investor in IPOF FUND, L.P., IPOF II L.P., or any affiliate entity thereof ( collectively the "IPOF Fund"), as Releaser, on its own behalf and on behalf of each of its direct or indirect subsidiaries, parents, successors and other affiliates, general and limited partners and investors, and their respective past, present and future officers, directors, shareholders, affiliates, employees, agents and representatives, and their respective successors, predecessors, heirs and assigns and attorneys, whether in a representative or individual capacity, in consideration of the sum of One Dollar and other good and valuable consideration received from the IPOF Fund, the receipt whereof is hereby acknowledged, jointly and severally, fully and forever release and discharge, and covenant not to sue, any of INOC, Scott Dorfman, David L. Gamsey, David Ellin, Larry C. Hanger, Robert Toner, Jr. and INOC's direct or indirect subsidiaries, parents, successors and other affiliates, and their respective past, present and future officers, directors, shareholders, affiliates, employees, agents and representatives, and their respective successors, predecessors, heirs and assigns and attorneys, and Blue Eagle Acquisition Sub, Inc. (“Purchaser”), and its direct or indirect subsidiaries, parents, successors and other affiliates, and each of their respective past, present and future officers, directors, shareholders, affiliates, employees, agents and representatives, and their respective successors, predecessors, heirs and assigns and attorneys, whether in a representative or individual capacity, with respect to all manner of actions, causes of action, suits, debts, dues, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses (including attorneys' fees and costs) (collectively referred to as "Claims") of any nature whatsoever, in law or equity, which Releaser or any of them have had, now have, or may in the future have, including but not limited to Claims that have been or could have been brought with respect to the facts or circumstances alleged in the Receivership, Small or Amantea Actions or which arise out of or relate in any way to (i) the purchase or ownership of INOC stock by the IPOF Fund or any other entity created by, maintained by, or relating in any way to David Dadante, (ii) the trading in, granting or exercising of options in, or alleged manipulation of INOC stock, or (iii) the tender offer by Purchaser pursuant to which the IPOF Fund will receive, or has received, $8.20 per share of INOC common stock.

This Release may not be changed without the written consent of INOC or its successor. This Release and the rights and obligations established therein shall be governed and construed by the laws of the State of Ohio.

IN WITNESS WHEREOF, Releasor has caused this Release to be executed on _________2013,

by:

BY:

(Print full name)

Witness:
Notary Public